PetLife Closes Acquisition of Assets for Dr. Geoff’s Real Food for Pets

The product line is projected to include VitalZul™ in a second generation of the product in 2018

HANCOCK, MD—May 23, 2017—PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that its subsidiary, Dr. Geoff’s by PetLife, Inc. (“Dr. Geoff’s by PetLife”), has completed the acquisition of assets related to the natural pet food product line.

The acquisition of the various trademarks supporting the Dr. Geoff’s Real Food for Pets™ were acquired in exchange for common stock of the Company.

The Company, through its subsidiary, will implement its plans for a national rollout to the public in the latter part of 2017. The initial flow of products includes canned food and two Superfood Supplements, ImmunoPower™ and Antioxidant Boost™, which should have many benefits for companion pets. PetLife will, over time, roll out a complete product line of 25 foods, treats, supplements, and pet accessories. These include nutraceuticals, shampoos, creams, sprays, and other natural products (i.e. supplements) for dogs and cats.

PetLife projects the inclusion of VitalZul™, the Company’s patent pending, non-toxic, bioactive formulation, into a second generation line of pet food. The active ingredients of VitalZul™ have been shown to have activity against several different cancer cell lines.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals, Inc. (PTLF) (www.PetLifePharma.com) is a registered U.S. Veterinary Pharmaceutical company. PetLife's mission is to bring its new, non-toxic, bioactive nutraceuticals and prescription medications to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. The Company’s first product, VitalZul™, is currently in testing. VitalZul’s™ active ingredients have been shown to have activity against several different cancer cell lines. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications. PetLife’s acquired brand, Dr. Geoff’s Real Food for Pets, will incorporate VitalZul™ in its pet food line in 2018.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. The economic, competitive, governmental, technological and other factors identified in the Company's previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact

Clifford Price

clifford@PetLifePharma.com

844-473-8543 ext. 701